Exhibit 99.2

NOTICE

To the Directors and Executive Officers of Regions Financial Corporation

In Connection With the Transfer of the

Recordkeeping of the Regions 401(k) Plan, the Regions Supplemental 401(k) Plan,

and the 2011 Cash Grant under the Regions Long Term Incentive Plan (the “Plans”)

to Mercer

Effective July 1, 2013, the recordkeeping of the Regions Plans will transfer to Mercer HR Services, LLC (“Mercer”). You may have already received a notice of a blackout period that is expected to begin at 3:00 p.m. Central Time on June 25, 2013, and end during the week of July 8, 2013 (the “blackout period”). During the blackout period participants in the Plans will not be able to make loans or withdrawals, change investment selections or transfer funds among the investment options.

In addition to the restrictions listed above that apply to all participants in the Plans, there are additional trading restrictions imposed by law that apply to executive officers and directors. The Company is required to provide this notice to you in order to comply with Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”). The purpose of this notice is to inform you that pursuant to Section 306(a) of the Act and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction), as a director or executive officer of the Company, you are prohibited from purchasing, selling or otherwise acquiring or transferring any Regions Financial Corporation common stock (“Regions stock”) during the blackout period if the Regions stock was acquired in connection with your service or employment as a director or executive officer of the Company (the “Trading Prohibition”). During the blackout period you may not acquire or dispose of Regions stock.

The Trading Prohibition will begin at the same time as the blackout period for the Plans, and will apply until the end of the blackout period. If you have questions specific to the blackout dates, you should contact Mercer at 800-370-9442 Monday through Friday between 7 a.m. and 9 p.m. CT. You may call this number during the week of July 8, 2013 to find out the end of the blackout period.

If you have any questions regarding this notice you should contact Corporate Benefits at 877-562-8383, Option 1.